Exhibit 99.1

MAGNETEK REACHES AGREEMENT WITH U.S. LENDERS;

DISCUSSES SETTLEMENT OF LAWSUIT WITH FORMER AGENT BANK

LOS ANGELES, CA, MARCH 31, 2003.  Magnetek, Inc. (NYSE: MAG) today announced that it has amended its existing credit agreement with its domestic banks.  The amendment reduces the banks’ lending commitment to $16 million from $40 million, increases certain bank fees and the interest rate on borrowings, and adjusts certain financial covenants through the company’s fiscal year end on June 30, 2003.  The agreement expires December 17, 2003.  Magnetek management believes that current cash balances and available borrowings under the amended credit facility, together with borrowing capacity under credit lines available to the Company’s European operation, provide sufficient liquidity to fund operations and near-term commitments.

Separately, as stated in Magnetek’s fiscal 2003 second-quarter Form 10-Q filed with the SEC on February 14, 2003, a dispute arose between Magnetek and Bank of America (BofA), its agent bank under a credit agreement that ended in 2002, regarding BofA’s right to collect additional interest on an interest rate “swap” that was terminated in December 1999, through an extension clause that allegedly survived the unwound swap.*  Nevertheless, BofA has exercised a feature in the extension that provides for additional interest (the current value of which is approximately $3.5 million) to be remitted to the bank on demand.  As a result, this amount will be included as a loss on Magnetek’s fiscal 2003 third-quarter income statement.  However, also as stated in the 10-Q, Magnetek has filed a lawsuit against BofA to recover the disputed amount, and settlement discussions with BofA are underway.  Any future recoveries will be taken as income in the period in which the lawsuit is adjudicated or settled by the two parties.

*                      Beginning in 1997, the Company entered into a number of swap transactions with Bank of America ("B of A") to reduce its exposure to fluctuations in interest rates on its outstanding debt.  One swap transaction included a provision that allowed B of A, at its sole option, to extend the transaction for a five-year period upon expiration.  During 1999, the Company began a restructuring program designed to pay off all of its outstanding debt and the hedging strategy put in place with B of A was no longer necessary or desirable.  Beginning in August 1999, the Company, with B of A's assistance, began unwinding the swap transactions and in December 1999, it unwound the last remaining swap, which was subject to the extension.  On June 26, 2002, the Company received notice that B of A intended to exercise the extension of the underlying swap, which at that point had been terminated for two and a half years.  Prior to this date, and subsequent to December 1999 the Company had no contact from B of A (which was also the agent bank under its credit agreement) regarding the alleged survival of this extension.  As a result of the significant decline in interest rates since December 1999, the present value of such a swap, given current interest rates, would be approximately $3.5 million in favor of B of A.  A dispute has arisen between the Company and B of A regarding whether the right to extend the swap was also terminated in December 1999 along with the underlying swap and whether a right to extend a terminated contractual agreement exists.  In December 2002, the Company filed a lawsuit in Los Angeles Superior Court against Bank of America.  Bank of America has removed the case to the U.S. District Court for the Central District of California.

On April 24, 2003, Magnetek plans to announce the results of its fiscal 2003 third quarter, which ended on March 30, 2003.  However, should a settlement be reached with BofA, the Company will issue an announcement at the time.

Magnetek, Inc. manufactures digital power supplies and systems used in industrial control systems, communications, information technology, consumer products, distributed power generation and other applications requiring highly reliable, precise, energy-efficient power.  The Company operates manufacturing and research facilities in North America, Europe and Asia, employs approximately 1,500 people and reported total revenue of $188 million in fiscal 2002, ended on June 30, 2002.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on the Company’s expectations and are subject to risks and uncertainties, many of which cannot be predicted or quantified and are beyond the Company’s control. Future events and actual results could differ materially from those contemplated by or underlying these forward-looking statements. These risks and uncertainties include negotiations with lenders, results of legal proceedings, unanticipated financial results of operations, audit-related findings and their effect on the Company’s expected financial results, lack of certainty as to when and how market conditions may manifest themselves and the actual effect such conditions will have on the Company. Other factors that could cause actual results to differ materially from expectations are described in the Company’s reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.